Exhibit 99.1
FOR IMMEDIATE RELEASE

Hudson Valley Holding Corp.	CONTACT
21 Scarsdale Road	Stephen R. Brown
Yonkers, NY 10707	Sr. EVP, CFO and Treasurer
(914) 771-3212 (Earnings)

Wendy Croker
First VP, Shareholder Relations
(914) 771-3214 (Dividend)
RECORD NINE MONTH EARNINGS REPORTED BY
HUDSON VALLEY HOLDING CORP.
COMPANY ALSO DECLARES A CASH DIVIDEND
     YONKERS, NY, October 20, 2008 ... James J. Landy, President and Chief Executive Officer of Hudson Valley Holding Corp., has announced record earnings for the nine months ended September 30, 2008. Despite the unprecedented difficult economic times, earnings for the nine month period were $26.0 million, compared to $25.8 million for the same period in 2007. Diluted earnings per share were $2.54 compared to $2.53 for the same period last year. In addition, Mr. Landy announced that, as of September 30, 2008, assets totaled $2.4 billion, deposits totaled $1.8 billion, and net loans totaled $1.6 billion.
     “The fact that we continue to see positive earnings despite one of the most challenging economies in recent memory, further validates our business model,” Mr. Landy said. “We have maintained our prudent lending standards and did not participate in the sub prime market from either a loan or investment perspective. We continue to focus on our niche markets, including attorneys, property managers and other professional service firms and businesses, as well as not-for-profit and community organizations; to build relationships with our customers; and to provide quality products with outstanding personal service. As a result we remain strong, sound and profitable.” In fact, Hudson Valley Bank receives high grades from industry analysts for financial strength. The Bank has an investment grade rating from Moody’s of A2 and it also has the highest regulatory classification for its capital position.
Mr. Landy commented that because of its strong financial position, Hudson Valley continues to make loans in its local communities when many other banks are not. “We are open for business!” Mr. Landy declared.

Citing the continued excellent performance of the Company, William E. Griffin, Chairman of the Board, announced that the Board of Directors has declared a cash dividend of $0.51 per share payable to all shareholders of record as of the close of business November 14, 2008. The dividend will be distributed to shareholders on or about November 21, 2008. This is the 43rd consecutive quarter that Hudson Valley Holding Corp has paid a cash dividend to its shareholders.
Hudson Valley continues to expand, particularly in lower Connecticut. The Bank recently opened two branches in Fairfield County, one in Stamford and one in Westport. Hudson Valley will be opening three more branches in lower Connecticut; one in Greenwich by the end of October, one in Fairfield by early December and one in Milford in the first quarter of 2009. Hudson Valley is also planning to open several additional branches in Fairfield County over the next 12 to 18 months.
“We are committed to continuing our expansion in Connecticut, which we see as a vibrant new market for us,” Mr. Landy said. “We believe there is an opportunity for our relationship-style of banking in Connecticut and that we can successfully serve the banking needs of people and businesses in Fairfield County.”
Over the past six months, Hudson Valley also opened new branches in Mamaroneck, West 34th St. in Manhattan, Flushing and downtown Brooklyn. “We are expanding our footprint throughout the metropolitan area, while remaining true to our successful model, namely an independent community bank for local communities,” Mr. Landy said.
Highlights of the company’s financial results are outlined below.

Financial Highlights (unaudited)	09/30/08	09/30/07

Interest Income	$104,442	$113,317
Interest Expense	$23,253	$35,749
Net Interest Income	$81,189	$77,568
Net Income	$26,022	$25,769
Diluted Earnings Per Share *	$2.54	$2.53

$ in thousands except per share amounts

*	9/30/07 amount adjusted for effects of 10% stock dividend in December 2007

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Hudson Valley Holding Corp. (HUVL), headquartered in Yonkers, NY, is the parent company of two independently owned local banks, Hudson Valley Bank (HVB) and New York National Bank (NYNB). Hudson Valley Bank is a Westchester based bank with more than $2.4 billion in assets, serving the metropolitan area with 28 branches located in Westchester, Rockland, the Bronx, Manhattan, Queens and Brooklyn in New York and Fairfield County, CT. HVB specializes in providing a full range of financial services to businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co., Inc. NYNB is a Bronx based bank with approximately $140 million in assets serving the local communities of the Bronx, Upper Manhattan and Roosevelt Island with five branches. NYNB provides a full range of financial services to individuals, small businesses and not-for-profit organizations in its local markets. Hudson Valley Holding Corp.’s stock is traded under the ticker symbol “HUVL” on the OTC Bulletin Board. Additional information on Hudson Valley Bank and NYNB Bank can be obtained on their respective web-sites at www.hudsonvalleybank.com and www.nynb.com.
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This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements refer to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or the banking industry’s actual results, level of activity, performance or achievements to be materially different from any future results, level of activity, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, material adverse changes in the Company’s operations or earnings, or a decline in the economy in the New York Metropolitan area. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.